CERTIFICATE OF MERGER

OF

LEFT RIGHT MARKETING & TECHNOLOGY, INC.

AND

CRAZY GRAZER, LLC

Under Section 251 of the General Corporation Law

of the State of Nevada

        Pursuant to NRS Section 92A of the General Corporation Law of the State of Nevada, the undersigned hereby certify to the following information relating to the merger (the "Merger") of Left Right Marketing & Technology, Inc., a Nevada corporation ("Disappearing Corporation") with and into Crazy Grazer, LLC, a Nevada limited-liability company ("Surviving Corporation").

1.         The names and states of incorporation of Surviving Corporation and Disappearing Corporation, which are the constituent business corporations participating in the Merger (the "Constituent Corporations"), are:

Name	State

Left Right Marketing & Technology, Inc.	Nevada
Crazy Grazer, LLC	Nevada

2.         An Agreement of Merger (the "Merger Agreement") setting forth the terms and conditions of the Merger has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of NRS Section 92A of the General Corporation Law of the State of Nevada and approved by the requisite number of members of Surviving Corporation and the requisite number of stockholders of Disappearing Corporation.

3.         The name of Surviving Corporation shall be CrazyGrazer.com, Limited Liability Company.

4.         The Articles of Organization of Crazy Grazer, LLC, a Nevada limited-liability corporation, as amended, Surviving Corporation, shall be the Articles of Organization of Surviving Corporation until further amended and changed pursuant to the provisions of the General Corporation Law of the State of Nevada.

5.         An executed Merger Agreement is on file at an office of Surviving Corporation, which is located at 6600 Amelia Earhart Court, Las Vegas, Nevada.

6.         A copy of the Merger Agreement will be furnished by Surviving Corporation, on request and without cost, to any stockholder/member of any Constituent Corporation.

        IN WITNESS WHEREOF, each of Left Right Marketing & Technology, Inc. and Crazy Grazer, LLC has caused this Certificate of Merger to be executed in its corporate name by the Managing Member or President and attested to by sole member or its Secretary, who acknowledge that the facts stated in this instrument are true and correct and this instrument is their respective word and deed, on this 23rd day of April, 2004.

                                                                Crazy Grazer, LLC

                                                                a Nevada limited-liability company

                                                                By:/S/Richard M. "Mick" Hall

                                                                     Richard M. "Mick" Hall, Managing Member

Attest:

By:/S/Richard M. "Mick" Hall

     Richard M. "Mick" Hall, sole member

                                                                Left Right Marketing & Technology, Inc.

                                                                a Nevada corporation

                                                                By:/S/Mark Newburg

                                                                     Mark Newburg, President

Attest:

By:/S/Mark Newburg

     Mark Newburg, Secretary